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                                                                      EXHIBIT 99


COMPTRONIX CORPORATION

                                                                    NEWS RELEASE


Contact:      E. Townes Duncan                         Joseph G.Andersen
              Chief Executive Officer                  Chief Financial Officer
              (205) 582-1810                           (205) 582-1820



                        COMPTRONIX CORPORATION FILES FOR
                   CHAPTER 11; REPORTS SECOND QUARTER RESULTS

BRENTWOOD, Tenn. (August 9, 1996) -- Comptronix Corporation (OTC Bulletin Board:CMPX) today announced it has filed for protection under Chapter 11 of the Bankruptcy Code. The Company has been unable to reach agreement with its principal lender on terms for continued lending and a waiver of covenants in its current credit agreement for the Company's second quarter performance; however, the Company said that it has reached an agreement with its principal lender, The CIT Group, which will allow the Company to use its cash from operations to fund its business.

         E. Townes Duncan, Chairman and Chief Executive Officer, said, "The decision to file under Chapter 11 was a difficult one. We were forced to take this action as a result of difficult business conditions in the second quarter and our inability to reach an agreement with our principal lender on terms for continued lending or obtain a waiver of financial performance covenants from our principal lender. We have concluded that the best way to protect the value of the Company and its business is to proceed with the protection of the Court. Chapter 11 allows us to continue operating while we consider all our strategic alternatives, including a sale of the Company, and develop a restructuring plan."

         The Company also reported a net loss of $3.5 million for the second quarter ended June 30, 1996. Accrued preferred dividends payable in kind for the second quarter were $0.3 million; and the total net loss for the quarter amounted to $3.8 million, or $0.29 per share, compared with a net loss, including preferred dividends, of $1.9 million, or $0.14 per share, for the second quarter of 1995. Sales for the 1996 second quarter totaled $17.8 million compared with $22.8 million for the second quarter of 1995.

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Three Maryland Farms, Suite 140 - Brentwood, Tennessee 37027 - (615) 377-3330

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CMPX Files for Chapter 11
Page 2
August 9, 1996


         For the six months ended June 30, 1996, the Company reported a net loss, including preferred dividends, of $5.6 million, or $0.42 per share, compared with a net loss, including preferred dividends, of $2.0 million, or $0.16 per share, for the six months ended July 2, 1995. Sales for the first half of 1996 were $41.3 million compared with $50.2 million for the first half of 1995.

         Commenting on the second quarter results, Mr. Duncan said, "As we previously reported, several large customers in the telecommunications industry reduced their production schedules for the second quarter of 1996 citing the need to reduce their finished goods inventory levels. This reduction was even more significant than expected and was the principal factor in the decline in sales in the second quarter. Revenues for the second quarter of 1996 decreased 24% compared with the first quarter of 1996. We had anticipated an increase in shipments to these customers for the second half of 1996, but shipment levels have continued at second quarter levels to date; and we are unable to forecast with confidence when demand from these customers will increase.
During the next several months, our focus will remain on reducing overhead and other costs to match the Company's anticipated level of sales while maintaining the resources necessary to continue to provide responsive, high quality manufacturing services to our customers."

         Comptronix Corporation provides contract manufacturing services to original equipment manufacturers in the electronics industry at its ISO 9002 registered facilities in Guntersville, Alabama, and at its Empalme, Sonora, Mexico, facility. It specializes in assembling printed circuit boards and system level "Box Build" products, as well as providing engineering, order fulfillment and other services, for customers requiring strict quality control and prompt, responsive service.



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CMPX Files for Chapter 11
Page 3
August 9, 1996


                             COMPTRONIX CORPORATION
                              FINANCIAL HIGHLIGHTS
                     (In thousands, except per share data)

                                                         THREE MONTHS ENDED
                                                      -------------------------
                                                      JUNE 30,          JULY 2,
                                                       1996              1995
                                                      -------           -------
Net sales                                             $17,768           $22,737

Gross profit (loss)                                   $(1,009)          $ 1,262

Marketing, general and administrative expenses        $ 1,544           $ 1,798
Interest expense, net                                     952               938
Other expense                                              19               125
                                                      -------           -------
Net loss from operations                               (3,524)           (1,599)
Dividend in kind on Preferred Stock                       295               277
                                                      -------           -------
Net loss applicable to Common Stock                   $(3,819)          $(1,876)
                                                      =======           =======
Net loss per common share                             $ (0.29)          $ (0.14)
                                                      =======           =======
Weighted average common shares                         13,298            13,263

                                                           SIX MONTHS ENDED
                                                      -------------------------
                                                       JUNE 30,         JULY 2,
                                                         1996             1995
                                                      -------           -------
Net sales                                             $41,265           $50,240

Gross profit                                          $   203           $ 3,490

Marketing, general and administrative expenses        $ 3,007           $ 3,153
Interest expense, net                                   1,967             1,931
Other expense                                             251               (69)
                                                      -------           -------
Net loss from operations                               (5,022)           (1,525)
Dividend in kind on Preferred Stock                       586               512
                                                      -------           -------
Net loss applicable to Common Stock                   $(5,608)          $(2,037)
                                                      =======           =======
Net loss per common share                             $ (0.42)          $ (0.16)
                                                      =======           =======
Weighted average common shares                         13,298            12,975

                                     -END-